Exhibit 99.1

FOR IMMEDIATE RELEASE Investor Relations: 800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report Financial Results for the Fourth Quarter and Full Year 2006

Conference Call Today at 5:00 PM Eastern Time

Syracuse, New York — (Businesswire) — March 1, 2007 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the fourth quarter and full year ended December 31, 2006.

Highlights for the fourth quarter of 2006 versus the fourth quarter of 2005 include:

•	Total revenues increased 8.3% to $188.7 million from $174.3 million;
•	Changes in comparable restaurant sales were 7.9% at Burger King®, 4.9% at Pollo Tropical®, and (0.6%) at Taco Cabana®;
•	Income from operations increased to $15.1 million from $12.7 million. Fourth quarter results included a non-recurring gain of $1.4 million related to the sale of a Pollo Tropical leasehold interest;
•	Net income increased to $3.7 million, or $0.22 per share including the above non-recurring gain ($0.9 million after-tax or $0.06 per share), compared to $0.9 million, or $0.05 per share, in 2005;
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Net income would have been $0.17 per share in 2006 after giving pro forma effect for the additional shares issued in the Company’s initial public offering completed on December 20, 2006 compared to $0.04 per pro forma share in 2005. The non-recurring gain in 2006 was $0.04 per share on a pro forma basis.

Highlights for the twelve months ended December 31, 2006 versus the prior year period include:

•	Total revenues increased 6.3% to $751.4 million from $706.9 million;
•	Comparable restaurant sales increased 4.2% at Burger King, 3.2% at Pollo Tropical, and 1.7% at Taco Cabana;
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Income from operations was $64.2 million in 2006 which included non-recurring gains of $2.8 million related to the sale of a Pollo Tropical leasehold interest and from the reduction in reserves established in 2001 for certain restaurant closings. This compared to income from operations of $41.4 million in 2005 which included $16.4 million of stock compensation expense;

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Net income increased to $13.4 million, or $0.83 per share, compared to a net loss of $4.4 million, or $0.29 per share, in 2005. These results included the 2006 non-recurring gains ($1.9 million after-tax or $0.12 per share) and the 2005 stock compensation expense ($14.2 million after applicable taxes, or $0.95 per share);

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Net income would have been $0.62 per share in 2006 after giving pro forma effect for the additional shares issued in the Company’s initial public offering including the non-recurring gains ($0.09 per share on a pro forma basis). These results compared to a net loss per pro forma share of $0.21 in 2005 including the stock compensation charge discussed above ($0.69 per share on a pro forma basis).

On December 14, 2006, Carrols Restaurant Group, Inc. priced its initial public offering of common stock at $13.00 per share and the initial public offering was completed on December 20, 2006. Of the shares sold in the initial public offering, 5,666,666 shares were sold by the Company and 5,333,334 shares were sold by certain selling stockholders (including 1,000,000 shares sold upon the underwriters’ exercise of its over-allotment option). The Company received net proceeds of approximately $68 million, after deducting underwriting discounts and commissions (but before offering expenses paid by the Company), and used it to reduce the principal amount of term loan borrowings outstanding under its senior credit facility. The Company did not receive any of the proceeds from the sale of shares sold by the selling stockholders.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “Our recent IPO has afforded us the financial flexibility we need to accelerate growth of our two Hispanic brands and further establish our position as a leading operator in this exciting segment of the quick-casual industry. The strong performance we enjoyed in 2006 demonstrates the strength of all three of our brands. In 2007, we intend to execute on our growth strategy for new restaurant development as we seek continued improvements in all facets of our business.”

As of December 31, 2006, the Company operated a total of 547 restaurants, including 328 Burger King, 76 Pollo Tropical, and 143 Taco Cabana restaurants.

Fourth Quarter 2006 Results

Total revenues for the fourth quarter of 2006 increased 8.3% to $188.7 million from $174.3 million in the same period last year. During the three month period, the Company opened four Pollo Tropical and two Taco Cabana restaurants.

Revenues from the Company’s Hispanic restaurant brands increased 10.6% to $95.2 million in the fourth quarter of 2006 from $86.1 million in the same period last year. Pollo Tropical restaurant sales increased 17.9% to $38.9 million during the fourth quarter of 2006 compared to $33.0 million in the fourth quarter of 2005. This was due to a 4.9% increase in Pollo Tropical comparable restaurant sales as well as the opening of 12 new Pollo Tropical restaurants since the beginning of the same period in 2005. Such increase in comparable Pollo Tropical restaurant sales reflected menu price increases of approximately 1.8% over the fourth quarter of 2005 with the balance due to traffic and mix.

Taco Cabana restaurant sales increased 6.2% to $56.3 million during the fourth quarter of 2006 compared to $53.0 million in the same period last year. Such increase was primarily due to the addition of 11 Taco Cabana restaurants since the beginning of the same period in 2005. Comparable Taco Cabana restaurant sales decreased 0.6% during the period mostly due to unfavorable weather during the quarter. Effective menu price increases were 1.4% compared to the fourth quarter of the prior year.

Burger King restaurant sales increased 5.9% to $93.5 million in the fourth quarter of 2006 from $88.2 million in the fourth quarter of 2005. The Company’s Burger King restaurants benefited from a 7.9% increase in comparable restaurant sales in the fourth quarter of 2006, which reflected approximately 4.4% in menu price increases, successful promotions, and extremely favorable weather conditions in many of the Company’s Burger King markets. These factors were offset in part by the closure of eight Burger King restaurants in 2006, although none were closed in the fourth quarter.

General and administrative expenses were $13.6 million in the fourth quarter of 2006, or 7.2% of total revenues, compared to $10.9 million, or 6.3% of total revenues, in the fourth quarter of 2005. General and administrative expenses increased as a percentage of total revenues mostly due to higher bonus expense in 2006 (a 0.7% increase as a percentage of sales).

Income from operations increased to $15.1 million, or 8.0% of total revenues, in the fourth quarter of 2006 from $12.7 million, or 7.3% of total revenues, in the fourth quarter of 2005. Improvements in operating margins reflected favorable cost of sales (more favorable beef costs at both Burger King and Taco Cabana, and lower chicken costs at Pollo Tropical) as well as favorable changes in other restaurant operating expenses (particularly lower utility costs). These changes were partially offset by higher restaurant rent expense. During the second and third quarters of 2006, the Company refinanced 14 leases and amended 34 other leases previously accounted for as lease financing obligations on its balance sheet, and recorded the underlying sale-leaseback transactions as sales. As a result, the Company reduced its lease financing obligations by $52.8 million and accounted for the leases as operating leases. In the fourth quarter, these transactions resulted in an increase in rent expense of $1.0 million, and reductions in depreciation and interest expense of $0.4 million and $1.3 million, respectively, relative to the year-ago period. Results in the fourth quarter of 2006 also included a non-recurring gain of $1.4 million related to the sale of a Pollo Tropical leasehold interest.

Interest expense decreased $1.5 million to $9.6 million in the fourth quarter of 2006 from $11.1 million in the same period of the prior year due primarily to the reductions in lease financing obligations described above and from lower average debt balances from prepayments of senior debt throughout the year. In addition to the repayment of term loan borrowings from the IPO net proceeds, other repayments during 2006 totaled $25.4 million.

Net income for the fourth quarter of 2006 was $3.7 million, or $0.22 per share (based upon 16.9 million weighted average diluted shares) including the above non-recurring gain ($0.9 million after-tax or $0.06 per share), compared to $0.9 million, or $0.05 per share (based upon 15.9 million weighted average diluted shares), in the fourth quarter of 2005.

Net income would have been $0.17 per share in 2006 after giving pro forma effect for the additional shares issued in the Company’s initial public offering completed in the fourth quarter of 2006 (based upon 21.6 million average diluted shares), compared to $0.04 per pro forma share in 2005 (based upon 21.6 million average diluted shares). Fourth quarter 2006 results included a non-recurring after-tax gain of $0.9 million, or $0.04 per pro forma share, related to the sale of a leasehold interest as discussed above.

Full Year 2006 Results

Total revenues for the twelve months ended December 31, 2006 increased 6.3% to $751.4 million from $706.9 million in the prior year. Revenues from the Company’s Hispanic Brands increased 10.3% to $382.5 million from $346.8 million in the prior year and revenues from the Company’s Burger King restaurants increased 2.4% to $368.9 million from $360.1 million in the prior year. In 2006, the Company opened 17 new restaurants (8 Pollo Tropical and 9 Taco Cabana restaurants) and closed 10 restaurants (including 8 Burger King, 1 Pollo Tropical and 1 Taco Cabana restaurants).

Income from operations was $64.2 million in 2006 (including non-recurring gains of $2.8 million related to the sale of a Pollo Tropical leasehold interest and from the reduction in reserves established in 2001 for certain restaurant closings) compared to $41.4 million in 2005 (which included $16.4 million of stock compensation expense). After adjusting for the 2006 non-recurring gains and 2005 stock compensation expense, income from operations increased 6.3%. The effect of the sale-leasebacks and lease amendments discussed above reduced operating margins by approximately 17 basis points.

Net income for the year ended December 31, 2006 was $13.4 million, or $0.83 per share (based upon 16.2 million weighted average diluted shares). This compares to a net loss of $4.4 million in the prior year period, or a $0.29 net loss per share (based upon 14.9 million weighted average diluted shares) for the twelve months ended December 31, 2005. These results included the 2006 non-recurring gains ($1.9 million after-tax or $0.12 per share) and the 2005 stock compensation expense ($14.2 million after applicable taxes, or $0.95 per share).

Net income would have been $0.62 per share in 2006 after giving pro forma effect for the additional shares issued in the Company’s initial public offering completed in December 2006 (based upon 21.6 million average diluted shares), compared to a net loss of $0.21 per pro forma share in 2005 (based upon 20.6 million average diluted shares). Net income in 2006 included non-recurring after-tax gains ($0.09 per pro forma basis) and net income in 2005 included a charge for stock compensation expense ($0.69 per share on a pro forma basis).

Pro Forma

Pro forma calculations provide investors with an alternative measure by which the Company’s performance can be evaluated, and provides meaningful supplemental information of the Company’s operating results on a basis comparable with that of future periods. The pro forma calculations reflect the post IPO capital structure as if it had been in place for the full periods presented. Pro forma information is not, and should not be considered, a substitute for financial information prepared in accordance with generally accepted accounting principles.

Full Year 2007 Outlook

For the full year 2007, the Company is providing the following guidance:

•	A total revenue increase ranging from 6%-6.5% including comparable restaurant sales increases ranging from 2%-3% across all three brands;

•	Opening of 7-10 Pollo Tropical restaurants, 10-12 Taco Cabana restaurants, 1 new Burger King restaurant and the closing of 3-4 Burger King restaurants;

•	Stock compensation expense of approximately $1.5 million related to stock option and restricted stock grants made in December 2006;

•	A $2.0 million to $2.5 million increase in expenses as a consequence of becoming a public company;

•	An estimated effective tax rate of 36-37%;

•	Diluted common shares outstanding of approximately 21.6 million;

•	Diluted earnings per share ranging from $0.80 to $0.85 before any non-recurring charges related to the Company’s refinancing of its senior credit facility (estimated to be $0.04 to $0.05 per share).

Mr. Vituli added, “Our first quarter has started off a little more challenging than we had expected. Taco Cabana was negatively impacted by the cold weather and ice storms in Texas during January, and Burger King has been negatively impacted by the record breaking snowfalls in the Northeast and Midwest in late January and February. While these factors make for a slower start to the year than we had hoped, these conditions are factored into our full year guidance.”

The Company is estimating that total capital expenditures in 2007 will range from $60 million to $65 million, including $35 million to $40 million for new restaurants (before any sale-leasebacks). This compares to total capital expenditures for 2006 of $45.1 million including $28.1 million for new restaurants.

The Company is also in the process of refinancing its existing senior credit facility and negotiating a new senior credit facility with a group of lenders which it believes will be completed in the first quarter of 2007. Based on negotiations with the lead arrangers and lenders of the proposed new facility, the Company anticipates that such credit facility will total approximately $185 million, consisting of $120 million principal amount of term loan A borrowings and a $65 million revolving facility. In addition to the $120 million term loan A borrowings, approximately $3 to $5 million of the revolving credit facility is expected to be drawn at closing. The proceeds from the new term loan A will be used to repay all outstanding amounts under the Company’s existing senior credit facility. As a result of the refinancing, the Company anticipates that the interest rate on its senior secured debt will be lowered by approximately 1%. To date, the Company has not entered into a definitive agreement with respect to the proposed new senior credit facility and there can be no assurance that a new senior credit facility will be entered into on such terms or at all.

Conference Call Today

The Company will host a conference call to discuss fourth quarter 2006 financial results today at 5:00 PM Eastern Time. Hosting the call will be Alan Vituli, Chairman and Chief Executive Officer, and Paul Flanders, Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 866-362-4829 or for international callers by dialing 617-597-5346; the passcode is 53176344. A replay will be available one hour after the call and can be accessed by dialing 888-286-8010 or for international callers by dialing 617-801-6888; the passcode is 58863938. The replay will be available until March 8, 2007. The call will be webcast live from the Company’s website at www.carrols.com under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States, operating three restaurant brands in the quick-casual and quick-service restaurant segments with 547 company-owned and operated restaurants in 16 states as of December 31, 2006, and 30 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. Carrols Restaurant Group is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

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Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited) Three Months Ended December 31, (a)		Years Ended December 31, (a)
	2006	2005	2006	2005
Revenues:
Restaurant sales	$188,350	$173,980	$750,069	$705,422
Franchise royalty revenues and fees	355	328	1,357	1,488

Total revenues	188,705	174,308	751,426	706,910

Costs and expenses:
Cost of sales	52,937	50,196	211,236	204,620
Restaurant wages and related expenses (b)	54,790	50,746	218,797	204,292
Restaurant rent expense	10,585	8,850	37,768	34,668
Other restaurant operating expenses	27,698	26,945	110,164	102,921
Advertising expense	6,924	5,732	27,692	25,523
General and administrative expenses (b)	13,564	10,909	49,756	58,940
Depreciation and amortization	8,357	8,167	33,534	33,096
Impairment losses	187	41	1,019	1,468
Other income (c)	(1,398)	—	(2,787)	—

Total costs and expenses	173,644	161,586	687,179	665,528

Income from operations	15,061	12,722	64,247	41,382
Interest expense	9,646	11,142	44,262	42,972

Income (loss) before income taxes	5,415	1,580	19,985	(1,590)
Provision for income tax	1,733	706	6,561	2,760

Net income (loss)	$3,682	$874	$13,424	$(4,350)

Basic and diluted net income (loss) per share	$0.22	$0.05	$0.83	$(0.29)

Basic weighted average common shares outstanding	16,931	15,917	16,152	14,906

Diluted weighted average common shares outstanding	16,932	15,917	16,152	14,906

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three months and years ended December 31, 2006 and January 1, 2006 are referred to as the three months and years ended December 31, 2006 and December 31, 2005, respectively.

(b)	Restaurant wages and related expenses include stock-based compensation expense of $6, $0, $6 and $0 for the respective periods. General and administrative expenses include stock-based compensation expense of $74, $0, $74 and $16,432 for the respective periods.

(c)	Other income includes a $1,398 gain related to the sale of a Pollo Tropical leasehold in the fourth quarter of 2006. Other income for the full year of 2006 also includes a gain of $1,389 from the reduction in certain reserves established in 2001 in conjunction with the Company’s closure of restaurants and exit from the Phoenix, AZ market.

(d)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight change in rent expense. Consolidated net income for Carrols Corporation for the three months ended December 31, 2006 and 2005 was $3,683 and $876, respectively, and for the years ended December 31, 2006 and December 31, 2005 was $13,430 and $(4,343), respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated:

	(unaudited) Three Months Ended December 31,		(unaudited) Years Ended December 31,
	2006	2005	2006	2005
Segment revenues:
Burger King	$93,480	$88,244	$368,915	$360,096
Pollo Tropical	38,904	33,029	154,207	136,983
Taco Cabana	56,321	53,035	228,304	209,831

Total revenues	$188,705	$174,308	$751,426	$706,910

Change in comparable restaurant sales: (a)
Burger King	7.9%	(0.1)%	4.2%	1.0%
Pollo Tropical	4.9%	(3.3)%	3.2%	4.7%
Taco Cabana	(0.6)%	0.9%	1.7%	1.2%
Segment EBITDA: (b)
Burger King	$7,862	$6,272	$34,177	$31,767
Pollo Tropical	6,630	6,315	28,422	28,684
Taco Cabana	7,795	8,343	33,494	31,927
Average sales per restaurant:
Burger King	$285	$262	$1,114	$1,048
Pollo Tropical	515	494	2,135	2,092
Taco Cabana	396	396	1,643	1,614
New restaurant openings:
Burger King	—	1	—	1
Pollo Tropical	4	3	8	6
Taco Cabana (c)	2	3	9	10

Total new restaurant openings	6	7	17	17
Restaurant closings:
Burger King	—	(3)	(8)	(13)
Pollo Tropical	(1)	—	(1)	—
Taco Cabana	—	—	(1)	(1)

Net new restaurants	5	4	7	3

Number of company owned restaurants:
Burger King			328	336
Pollo Tropical			76	69
Taco Cabana			143	135

Total company owned restaurants			547	540

Long-term debt (d)			$358,480	$504,594

(a)	The changes in comparable restaurant sales are calculated using only those company owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.

(b)	Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment losses, stock-based compensation expense and other income. We use segment EBITDA because it is a financial indicator that is reported to our chief operating decision maker for purposes of assessing their performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

(c)	Includes four Taco Cabana restaurants acquired from a franchisee in July, 2005.

(d)	Long-term debt (including current portion) at December 31, 2006 included $180,000 of the Company’s 9% senior subordinated notes, $118,400 outstanding under its senior credit facility, $58,571 of lease financing obligations and $1,509 of capital leases and other debt. Long-term debt at December 31, 2005 included $180,000 of the Company’s 9% senior subordinated notes, $211,800 outstanding under its senior credit facility, $110,898 of lease financing obligations and $1,896 of capital leases and other debt.

The following table reconciles diluted weighted average common shares outstanding as reported under generally accepted accounting principles to the number of shares after giving pro forma effect for additional shares issued in the Company’s initial public offering completed on December 20, 2006 (in thousands):

	(unaudited) Three Months Ended December 31,		(unaudited) Years Ended December 31,
	2006	2005	2006	2005
Diluted weighted average common shares outstanding, as reported	16,932	15,917	16,152	14,906
Increase in weighted average common shares to reflect issuance of additional shares in connection with the Company’s initial public offering	4,620	5,666	5,403	5,666

Diluted weighted average common shares outstanding after giving pro forma effect to the Company’s initial public offering	21,552	21,583	21,555	20,572